Exhibit 10.4

Form of Consent Letter

______________________

First Capital Bancorp, Inc.

4222 Cox Road, Suite 200

Glen Allen, VA 23060

Dear                                 :

First Capital Bancorp, Inc. (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Securities Purchase Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and its next five most highly-compensated employees and to make changes to its compensation agreements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)	No Golden Parachute Payments. The Company is prohibiting any golden parachute payment to you during any “CPP Covered Period.” A “CPP Covered Period” is any period during which any obligation from financial assistance provided under the CPP remains outstanding.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2) and you agree to execute any such amendments as maybe necessary to implement the agreements contained in this letter.

(4)

Benefit Plan Review. In addition, the Company is required to review its Benefit Plans to ensure that they do not (a) encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company, (b) encourage manipulation of the Company’s reported earnings to enhance compensation of any employees or (c) commit the Company to make excessive or luxury expenditures as identified under EESA. To the extent any such review requires revisions to any Benefit Plan with respect to you, you agree that the Company may implement unilaterally such changes to the Benefits Plans that the Company determines are necessary consistent with its review of the Benefit Plans.

(5)	Bonus Restrictions. If you are the most highly-compensated employee of the Company, you will not receive or accrue during the CPP Covered Period any bonus, retention award or incentive compensation. This prohibition will not apply, however, to (a) the award of long-term restricted stock in a year that (i) does not fully vest during the CPP Covered Period, (ii) does not have a value of greater than one-third of your total annual compensation amount for such year and (iii) is subject to such other terms and conditions as the Treasury may determine are in the public interest or (b) any bonus payment required to be paid pursuant to a written employment contract executed on or before February 11, 2009 (as determined by the Treasury).

(6)	Definitions and Interpretation. This letter shall be interpreted as follows:

•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(a)(1) of EESA.

•	“Golden parachute payment” means any payment upon departure from employment for any reason, except for payments for services performed or benefits accrued, pursuant to subsection 111(a)(2) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended, and any regulations and other authorized guidance issued thereunder.

•

The term “Company” includes any entities treated as a single employer with the Company under EESA. You are also delivering a waiver pursuant to the Securities Purchase Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with EESA.

•

Provisions (1), (2), (4) and (5) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

•

Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the Commonwealth of Virginia. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

We appreciate the concessions you are making and look forward to your continued leadership during these financially turbulent times.

Yours sincerely,

FIRST CAPITAL BANCORP, INC.

By:
Name:
Title:

Intending to be legally bound,
I agree with and accept the foregoing
terms on the date set forth below.

Name:

Date: April 3, 2009

SCHEDULE TO CONSENT LETTER

Senior Executive Officers

John M. Presley

William W. Ranson

Robert G. Watts, Jr.

K. Bradley Hildebrandt

Katherine K. Wagner